METHODOLOGY GUIDE FOR INTERNATIONAL SECTOR INDEXES

      Index Overview and Description

      WisdomTree Investments, Inc. ("WTI") has created a family of international sector indexes that track the performance of dividend paying companies in ten major industry sectors in developed markets. The international sector indexes identified herein (together, the "International Sector Indexes") are modified capitalization weighted indexes developed by WTI to define major international sectors in the European, Japanese, Australia, New Zealand, Hong Kong, and Singapore stock markets. The International Sector Indexes are derived from the WisdomTree Dividend Index of Europe, Far East Asia and Australasia ("WisdomTree DIEFA")

      In June of each year, the International Sector Indexes are reconstituted, with each components' weight adjusted to reflect its dividend-weighting in its respective Index. The International Sector Indexes will be constituted by the Calculation Agent for the first time in the fall of 2006. The first annual reconstitution for the International Sector Indexes will occur in June of 2007.

      All of the International Sector Indexes are calculated to capture price appreciation and total return, which assumes dividends are reinvested into the Index. The International Sector Indexes will be calculated using primary market prices. The International Sector Indexes are calculated in U.S. dollars.

      Key Features

      Membership Criteria

      To be eligible for inclusion in the International Sector Indexes, component companies must have meet the inclusion requirements set for the WisdomTree DIEFA Index, from which all 10 International Sector Indexes are derived. Companies eligible for inclusion in the WisdomTree DIEFA Index must meet the minimum liquidity requirements established by WisdomTree Investments. To be selected for inclusion in the WisdomTree DIEFA Index, shares of component securities need to have traded at least 250,000 shares per month for each of the six months preceding the International Screening Point. Component companies must have their shares listed on a stock exchange in one of the following geographic regions: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom ("Europe"), Japan, Australia, Hong Kong, New Zealand, or Singapore. Companies must be incorporated in one of these above-mentioned geographic regions and have paid at least $5 million in cash dividends on shares of their common stock in the 12 months prior to the annual reconstitution. Companies need to have a market capitalization of at least $100 million on the International Screening Point (defined below) and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Point. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not


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eligible. After the International Sector Indexes are constituted for the first time in the fall of 2006, the International Screening Point will be the period between the close of trading on the last trading day in May and the open of trading on the next trading day.


      Base Date and Base Value

      TBD

      Calculation and Dissemination

            The following formula is used to calculate the index levels for the International Sector Indexes:



                                (SIGMA)i{SiPiEi}
                                ----------------
                                        D

            Si = Number of shares in the index for security i.
            Pi = Price of security i
            Ei = Cross rate of currency of Security i vs. USD. If security price in USD, Ei = 1
            D  = Divisor

      The International Sector Indexes are calculated whenever the New York
            Stock Exchange is open for trading. If trading is suspended while the exchange a component stock trades on is still open, the last traded price for that stock is used for all subsequent Index computations until trading resumes. If trading is suspended before the opening, the stock's adjusted closing price from the previous day is used to calculate the Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the Index computation. Index values are calculated on both a price and total-return basis, in U.S. dollars. The price Indexes are calculated and disseminated on an intra-day basis. The total return Indexes are calculated and disseminated on an end-of-day basis. Price index values are calculated and disseminated every 15 seconds to the Securities Industry Automation Corporation (SIAC) so that such Index Values can print to the Consolidated Tape. Weighting

            The International Sector Indexes are modified capitalization-weighted indices that employ a transparent weighting formula to magnify the effect that dividends play in the total return of the Indexes. The initial weight of a component in the Index at the annual reconstitution is derived by multiplying the U.S. dollar value of the company's annual dividend per share by the number of common shares outstanding for that company, "The Cash Dividend Factor."(1) The Cash Dividend Factor is calculated for every component in the Index and then summed. Each component's weight, at the International Weighting Date (defined below), is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for


---------------------
         (1) Special Dividends are not included in the computation of Index weights. Only "regular" dividends (e.g., established or quarterly dividends) are included when calculating a company's annual dividend per share.


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            all the components in that Index. The International Weighting Date is when component weights are set, it occurs immediately after the close of trading on the third Wednesday of June. New Component weights take effect before the opening of trading on the first Monday following the third Friday of June (the "International Reconstitution Date").

            All Indexes will be modified should the following occur. Should any company achieve a weighting equal to or greater than 24.0% of its Index, its weighting will be reduced to 20.0% at the close of the current calendar quarter, and all other components in the Index will be rebalanced. Moreover, should the "collective weight" of Index component securities whose individual current weights equal or exceed 5.0% of the Index, when added together, equal or exceed 50.0% of the Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Index at the close of the current calendar quarter, and other components in the Index will be rebalanced to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

      Dividend Treatment

            Regular dividend payments are not taken into account in the price Index, whereas they are reinvested and accounted for in the total return Index.(2) However, special dividend payments that are not reinvested in the total return index require index divisor adjustments to prevent the distribution from distorting the price index.

      2.6   Multiple Share Classes

            In the event a component company issues multiple classes of shares of common stock, each class of share will be eligible to be included in any International Sector Index, provided that dividends are paid on that share of stock. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the Index.

      Index Maintenance

            Index Maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the index shares and the stock prices of the component companies in the International Sector Indexes. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the index shares or the stock prices of the component companies in the

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         (2) Where information is available about both gross and net dividends, the calculation of the total return Indexes assumes re-investment of net dividends.


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            International Sector Indexes. Other corporate actions, such as special dividends and entitlements, may require Index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the Index's components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

      Component Changes

            Additions

            Additions to the International Sector Indexes are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in June. No additions are made to any of the International Sector Indexes between annual reconstitutions.

            Deletions

            Shares of companies that are de-listed or acquired by a company outside of the Index are deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the Index. A component company that cancels its dividend payment is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. A component company that files for bankruptcy is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. If a component company is acquired by another company in the Index for stock, the acquiring company's shares and weight in the Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date. Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the Index, although index shares are adjusted to reflect the reclassification.

      Spin-Offs and IPOs

            Should a company be spun-off from an existing component company and pay a regular cash dividend, it is not allowed into the International Sector Indexes until the next annual reconstitution, provided it meets all other inclusion requirements. The weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Companies that go public in an Initial Public Offering (IPO) and that pay regular cash dividends and that meet all other Index inclusion requirements must wait until the next annual reconstitution to be included in the International Sector Indexes.


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      Index Divisor Adjustments

            Changes in the Index's market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the Index's continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

            Companies that are acquired, de-listed, file for bankruptcy or that cancel their dividends in the intervening weeks between the International Screening Point and the International Reconstitution date are not included in the International Sector Indexes, and the weights of the remaining components are adjusted accordingly.

5.    Selection Parameters for International Sector Indexes

5.1 The WisdomTree International Basic Materials Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Basic Materials" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.2 The WisdomTree International Communications Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Communications" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.3 The WisdomTree International Consumer Cyclical Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Consumer Cyclical" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.4 The WisdomTree International Consumer Non-Cyclical Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Consumer Non-Cyclical" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.


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5.5   The WisdomTree International Energy Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Energy" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.6 The WisdomTree International Financial Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Financials" sector, including real estate investment trusts. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.7 The WisdomTree International Healthcare Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Healthcare" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.8 The WisdomTree International Industrial Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Industrial" sector . Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.9 The WisdomTree International Technology Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Technology" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.10 The WisdomTree International Utilities Sector Index is comprised of all the companies within the WisdomTree DIEFA Index classified as belonging to the "Utilities" sector. Components are selected as of the Screening Point. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.


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